EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Interactive Brokers Group, Inc. (the “Company”) hereby certifies that the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Chairman and Chief Executive Officer

Date: February 28, 2019

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.